Exhibit 10.48
SEVENTH AMENDMENT
This SEVENTH AMENDMENT (“Amendment”) dated as of September 10, 2010 (the “Effective Date”) is by and among Brigham Oil & Gas, L.P., a Delaware limited partnership (the “Borrower”), Brigham Exploration Company, a Delaware corporation (“Brigham Exploration”), Brigham Inc., a Nevada corporation (the “General Partner”, together with Brigham Exploration, each a “Guarantor” and collectively the “Guarantors”, and together with Brigham Exploration and the Borrower, each a “Credit Party” and collectively the “Credit Parties”), the Lenders party hereto, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
WHEREAS, the Borrower, the Guarantors, the lenders from time to time party thereto (the “Lenders”), and the Administrative Agent are parties to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005, as amended by the First Amendment thereto dated as of April 10, 2006, the Second Amendment thereto dated as of March 27, 2007, the Third Amendment thereto dated as of November 7, 2008, the Fourth Amendment thereto dated as of May 13, 2009, the Fifth Amendment thereto dated as of July 24, 2009 and the Sixth Amendment and Consent dated as of May 28, 2010 (as amended, the “Credit Agreement”);
WHEREAS, the parties hereto have agreed to make certain amendments to the Credit Agreement as provided for herein, subject to the conditions herein;
NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
Section 1. Defined Terms. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given such term in the Credit Agreement.
Section 2. Amendments to the Credit Agreement.
(a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in their appropriate alphabetical order:
“2010 Permitted Senior Notes” means the Permitted Senior Notes issued and sold during the period from the Seventh Amendment Effective Date through the date of the Borrowing Base redetermination provided for in Section 2.02(b) scheduled to occur after the delivery of the Internal Engineering Report due October 1, 2010.
“Maximum Permitted Senior Note Amount” means $160,000,000; provided that in connection with the issuance of the 2010 Permitted Senior Notes the Maximum Permitted Senior Note Amount shall automatically increase (up to but not exceeding $300,000,000) by an amount equal to (i) the stated aggregate principal amount of the 2010 Permitted Senior Notes issued minus (ii) the aggregate principal amount of any Permitted Senior Notes redeemed, retired or purchased with the proceeds from the sale or issuance of the 2010 Permitted Senior Notes.
“Seventh Amendment Effective Date” means September 10, 2010.
(b) Section 6.02(l) of the Credit Agreement is hereby restated in its entirety as follows:
(l) Debt of Brigham Exploration under Permitted Senior Notes and any guarantees thereof by the Borrower and the Guarantors, provided that: (i) immediately before, and after giving effect to, the sale of any Permitted Senior Notes (other than any Permitted Senior Notes issued in exchange or replacement for Permitted Senior Notes, without an increase in the principal amount thereof), no Event of Default exists or would exist, (ii) the cash pay interest rate on the Permitted Senior Notes is less than 10% per annum (or otherwise reasonably satisfactory to the Administrative Agent), (iii) the Permitted Senior Notes do not prohibit prior repayment of Advances, (iv) the Permitted Senior Notes are not secured and do not impose any financial ratio maintenance covenants that are materially more restrictive or burdensome to the Credit Parties than the terms and provisions of the Loan Documents as in effect from time to time, and (v) the stated aggregate principal amount of all outstanding Permitted Senior Notes (after giving effect to the redemption, retirement or purchase of any Permitted Senior Notes made using the proceeds received from the sale or issuance of any other Permitted Senior Notes) may not exceed the Maximum Permitted Senior Note Amount. (For purposes of this Section 6.02(l) and the definition of “Maximum Permitted Senior Note Amount,” the “stated aggregate principal amount” of any Permitted Senior Notes shall mean the stated face amount of such Permitted Senior Notes without giving effect to any original issue discount). In addition, to the extent that the terms of the Permitted Senior Notes require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise, but excluding repayments, redemptions or purchases of Permitted Senior Notes with the proceeds from the sale of other Permitted Senior Notes) prior to the Maturity Date, such terms must also provide that payments or prepayments of principal on the Advances may, at the election of Brigham Exploration, be made prior to making of any such scheduled payment on the Permitted Senior Notes. Brigham Exploration hereby agrees that, unless otherwise permitted by the Majority Lenders, it will exercise such election and not make any such scheduled payment on the Permitted Senior Notes unless the Advances have first been paid in full and the Letter of Credit Exposure has been Cash Collateralized and the Borrower has agreed that it will not request any further Advances until after the next Borrowing Base redetermination in accordance with Section 2.02 (b) or (c).
(c) Section 6.23 of the Credit Agreement is hereby restated in its entirety as follows:
Section 6.23 Permitted Senior Notes.
(a) No Credit Party may make any optional, mandatory or scheduled payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of any Permitted Senior Notes issued pursuant to Section 6.02(l) prior to the Maturity Date and the payment in full of all Advances and the Cash Collateralization of any Letter of Credit Exposure unless (i) otherwise permitted by the Majority Lenders or as contemplated in Section 6.23(c), or (ii) (A) the Advances have first been paid in full and any Letter of Credit Exposure has been Cash Collateralized and (B) the Borrower has agreed that it will not request any further Advances until after the next Borrowing Base redetermination in accordance with Section 2.02 (b) or (c); provided nothing in Section 6.02(l) or this Section 6.23 shall prohibit (x) any payment of interest, including by payment in kind or by compounding, on the Permitted Senior Notes, (y) the payment of any fees or expenses, including, without limitation, any underwriting or initial purchasers’ discount, in connection with the issuance of the Permitted Senior Notes, or (z) the issuance of Permitted Senior Notes in exchange for or replacement of other Permitted Senior Notes issued on substantially the same terms.
(b) No Credit Party shall amend, supplement or otherwise modify the terms of any Senior Note Indenture if such amendment, supplement or other modification would not be permitted by the terms of Section 6.02(l).
(c) Brigham Exploration shall use the proceeds of the 2010 Permitted Senior Notes to redeem, purchase or retire the Permitted Senior Notes issued prior to the Seventh Amendment Effective Date and for other general corporate purposes.
Section 3. Conditions to Effectiveness. This Amendment shall become effective as of the Effective Date upon the satisfaction of the following conditions precedent:
(a) the Administrative Agent shall have received counterparts hereof duly executed by the Borrower, each Guarantor, the Administrative Agent and the Majority Lenders; and
(b) the Borrower shall have paid all fees and expenses reimbursable under Section 10.04(a) of the Credit Agreement to the extent invoiced on or prior to the date hereof.

Section 4. Representations and Warranties. Each Credit Party hereby represents and warrants that after giving effect hereto:
(a) the representations and warranties of such Credit Party contained in the Loan Documents are true and correct in all material respects on and as of the Effective Date, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date; and
(b) no Default or Event of Default has occurred and is continuing.
Section 5. Reaffirmation of Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Credit Agreement are in full force and effect and that each Guarantor continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Obligations (subject to the terms of Article VIII of the Credit Agreement), as such Obligations may have been amended by this Amendment. Each Guarantor hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantors in connection with the execution and delivery of consents, waivers or amendments to the Credit Agreement or any of the other Loan Documents.
Section 6. Effect of Amendment,
(a) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Issuing Lender or the Administrative Agent under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents.
(b) Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.
(c) This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
(d) Except as specifically modified above, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
Section 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
Section 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers to be effective as of the Effective Date.

BORROWER:

BRIGHAM OIL & GAS, L.P.

By:	Brigham, Inc., its general partner

By:	/s/ EUGENE B. SHEPHERD, JR.

Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

GUARANTORS:

BRIGHAM EXPLORATION COMPANY

By:	/s/ EUGENE B. SHEPHERD, JR.

Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

BRIGHAM, INC.

By:	/s/ EUGENE B. SHEPHERD, JR.

Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ ALAN TAPLEY

Name:	Alan Tapley

Title:	Assistant Vice President

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ JEFFREY H. RATHKAMP

Jeffrey H. Rathkamp
Managing Director

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ LUCY WALKER

Name:	Lucy Walker

Title:	Vice President

BNP PARIBAS

By:	/s/ RICHARD HAWTHORNE

Name:	Richard Hawthorne

Title:	Director

By:	/s/ BETSY JOCHER

Name:	Betsy Jocher

Title:	Director

NATIXIS

By:	/s/ DONOVAN C. BROUSSARD

Name:	Donovan C. Broussard

Title:	Managing Director

By:	/s/ LOUIS P. LAVILLE, III

Name:	Louis P. Laville, III

Title:	Managing Director

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ PETER SHEN

Name:	Peter Shen

Title:	Vice President Capital One Bank N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (fka,
Credit Suisse, Cayman Islands Branch)

By:	/s/ MIKHAIL FAYBUSOVICH

Name:	Mikhail Faybusovich

Title:	Vice President

By:	/s/ VIPUL DHADDA

Name:	Vipul Dhadda

Title:	Associate